Exhibit (a)(5)(iv)

Blackbaud, Inc. Announces Final Results of Self Tender Offer

Charleston, S.C. (July 8, 2005) - Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, announced today the final results of its self tender offer to purchase up to 2,620,690 shares of common stock at a price of $14.50 per share in cash. In accordance with the terms of the tender offer and in compliance with Rule 13e-4(f) of the Securities Exchange Act of 1934, the Board of Directors of Blackbaud authorized the purchase of an additional 344,827 shares pursuant to the tender offer, resulting in a total of 2,965,517 shares that Blackbaud was authorized to purchase. The offer expired at 5:00 p.m., New York City time, on Friday, July 1, 2005.

Based on the final count by Wachovia Bank, N.A. the depositary for the tender offer, 40,442,281 shares of common stock were properly tendered and not withdrawn. Blackbaud will purchase 2,965,517 shares, resulting in a proration factor of approximately 7.3% of the shares tendered. Payment for shares validly tendered and accepted for purchase, and the return of all other shares tendered, will be made on or about July 13, 2005.

Any questions with regard to the tender offer may be directed to The Altman Group, the information agent, at (888) 357-9212. The dealer manager for the tender offer was J.P. Morgan Securities Inc.

About Blackbaud, Inc.

Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. Approximately 13,000 organizations — including the American Red Cross, Bowdoin College, the Chesapeake Bay Foundation, the Crohn’s & Colitis Foundation of America, the Detroit Zoological Society, Episcopal High School, Help the Aged, the New York Philharmonic and United Way of America — use Blackbaud products and consulting services for fundraising, financial management, business intelligence and school administration. Blackbaud’s solutions include The Raiser’s Edge®, The Financial Edge™, The Education Edge™, The Patron Edge™, Blackbaud NetCommunity™, The Information Edge™, WealthPoint™ and ProspectPoint™, as well as a wide range of consulting and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina, and has operations in Toronto, Ontario, Glasgow, Scotland, and Sydney, Australia.

Blackbaud, the Blackbaud logo, The Raiser’s Edge, The Financial Edge, The Education Edge, The Patron Edge, Blackbaud NetCommunity, The Information Edge, WealthPoint and ProspectPoint are trademarks or registered trademarks of Blackbaud, Inc.

Forward-looking statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: risk associated with successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; adoption of our products and services by nonprofits; risks related to our dividend policy and self tender offer, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risk associated with product concentration; economic conditions and seasonality; competition; risks associated with management of growth; risks associated with acquisitions; technological changes that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge upon request from Blackbaud’s investor relations department.

     Investor Contact:
     Tim Dolan
     Integrated Corporate Relation
     203-682-8200

     Media Contact:
     Megan McDonnell
     Integrated Corporate Relations
     203-682-8200

SOURCE: Blackbaud, Inc.